Exhibit 10.43

AMENDMENT ONE TO

INTERLINE BRANDS, INC. 2004 EQUITY INCENTIVE PLAN,

AS AMENDED AND RESTATED ON MAY 11, 2006

The Interline Brands, Inc. 2004 Equity Incentive Plan, as Amended and Restated on May 11, 2006 (the “Plan”), is hereby amended as follows, to be effective as of December 30, 2006:

1.                                       Section 2(p) of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

(p)                                 “Fair Market Value”, on a given date means (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System (the “Nasdaq”) on a last sale basis, the final ask price reported on such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange nor quoted in the Nasdaq on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.”

2.             Except for the foregoing amendment set forth in paragraph 1 above, all of the terms and conditions of the Plan shall remain in full force and effect.